EXHIBIT 21

SUBSIDIARIES OF CARDIOTECH INTERNATIONAL, INC.

State or Other Jurisdiction of:

Name
CardioTech Acquisition Corp
Catheter and Disposables Technology, Inc.
Incorporation or Organization
Delaware, USA